UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Community Bankers Trust Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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* * * IMMEDIATE ACTION REQUIRED * * *

* * * PLEASE VOTE FOR PROPOSAL 2 * * *

THE COMPANY RECOMMENDS A “FOR” VOTE

June 14, 2013

Dear Stockholder:

Community Bankers Trust Corporation (the “Company”) needs your help with action on the “reincorporation merger” proposal at the Company’s Annual Meeting of Stockholders on June 13, 2013.

At the Annual Meeting, stockholders took action on three of the four matters that the Company presented. Stockholders elected Troy A. Peery, Jr. and Eugene S. Putnam, Jr. as directors, approved the Company’s “say-on-pay” proposal and ratified the appointment of the Company’s external auditors for the 2013 fiscal year. The Company opened and closed the voting polls for each of these matters, as required by applicable law, at the Annual Meeting.

Stockholder action with respect to the fourth matter that the Company presented – the proposal to approve an Agreement and Plan of Reorganization and Merger dated May 13, 2013, under which the Company’s state of incorporation would change from Delaware to Virginia – was not taken, as the Company put the Annual Meeting into recess until June 27, 2013. Approval of this “reincorporation merger” proposal requires that holders of a majority (i.e., more than 50.0%) of the outstanding shares of common stock vote in favor of the action. When the Company presented this proposal to stockholders on June 13, 47.3% of such shares had been voted in favor of the action and only 4.4% of such shares had been voted against such action. I note in particular that an additional 23.0% of such shares were “broker non-votes”, which are not considered as votes cast either for or against the proposal. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. There is no discretionary voting authority for the reincorporation merger proposal.

In light of the large number of broker non-votes on the reincorporation merger proposal and the impact that they are having on the approval of this action, the Company recessed the Annual Meeting until Thursday, June 27, 2013 at 2:00 p.m. During this recess, the polls remain open for the reincorporation merger proposal. Following the recess, the Annual Meeting will continue at the Company’s headquarters at 4235 Innslake Drive, Glen Allen, Virginia. The only remaining items of business are the voting on the reincorporation merger proposal, including the closing of the polls for that matter, and the official completion of the Annual Meeting.

If you have not already expressly voted your shares of the Company’s common stock, please return the enclosed proxy card, or vote through the internet or by telephone, as soon as possible. If your shares are held in a brokerage account or another form of investment account, do not assume that your shares have been or will be voted. Your broker or other nominee for your shares must receive express direction from you in order to cast a “for” vote or an “against” vote on the reincorporation merger.

Please note that the Company does not intend to re-open the polls for any matter, other than the reincorporation merger proposal, which is Proposal 2 on the proxy card, when the Annual Meeting is continued.

If you have already expressly voted your shares of the Company’s common stock, you do not need to take any action.

You can find a complete discussion of the reincorporation merger proposal in the Company’s Proxy Statement for the Annual Meeting, which is dated May 13, 2013 and was mailed to stockholders beginning on May 17, 2013. This discussion begins on page 36 of the Proxy Statement. A PDF version of the Proxy Statement is available on the main page of the Company’s internet web site at www.cbtrustcorp.com. You can also receive an electronic or paper copy of the Proxy Statement by contacting the Company at 804-934-9999 and asking for the Corporate Secretary.

The Company recommends that stockholders approve the reincorporation merger, as discussed in the Proxy Statement. The principal reason for this action is to avoid the Delaware franchise tax. Currently, the Company’s Delaware franchise tax is $144,000 per year, primarily because of the number of authorized shares of the Company’s common stock. By reincorporating in Virginia, the annual fee payable by the Company would be a maximum of $1,700, regardless of the number of authorized shares of common stock.

The votes that the Company has received and counted so far on the reincorporation merger, as noted above, indicate strong stockholder support for the action. However, we must address the lack of any indication from the broker non-votes.

It is important that your shares be represented and voted on the reincorporation merger proposal. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy. You can also vote your shares by voting through the internet or by telephone by following the instructions on your proxy card.

The Company appreciates very much your continued support.

Sincerely,

Rex L. Smith, III
President and Chief Executive Officer

* * * IMMEDIATE ACTION REQUIRED * * *

* * * PLEASE VOTE FOR PROPOSAL 2 * * *

THE COMPANY RECOMMENDS A “FOR” VOTE